EXHIBIT 99.1

FOR IMMEDIATE RELEASE		FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Tiffiany Moehring 720.346.5372 tmoehrin@wm.com

Waste Management Announces Second Quarter Earnings

The Company Raises Full-Year Earnings Per Diluted Share Outlook and Reaffirms Previous Guidance for Other Metrics

HOUSTON – July 25, 2018 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended June 30, 2018. Revenues for the second quarter of 2018 were $3.74 billion, compared with $3.68 billion for the same 2017 period. Net income for the quarter was $499 million, or $1.15 per diluted share, compared with $362 million, or $0.81 per diluted share, for the second quarter of 2017.(a) On an as-adjusted basis, excluding certain items, net income was $438 million, or $1.01 per diluted share, in the second quarter of 2018.(b)

The Company’s as-adjusted second quarter 2018 results exclude a $0.07 per diluted share tax benefit related to income tax audit settlements and a net $0.07 per diluted share benefit primarily related to the gain on divestiture of an ancillary business.

Jim Fish, President and Chief Executive Officer of Waste Management, commented, “Our traditional solid waste business continued to perform exceptionally well in the second quarter, underpinning our strong financial results. Given the outstanding performance in our traditional solid waste business and a lower than anticipated tax rate, we are increasing our 2018 adjusted earnings per diluted share guidance to a range of $4.05 to $4.10, from $3.97 to $4.05.  We also are reaffirming our adjusted operating EBITDA guidance of $4.20 to $4.25 billion and free cash flow guidance of $1.95 to $2.05 billion.(b)(c)”

KEY HIGHLIGHTS FOR THE SECOND QUARTER 2018

Revenue Growth

•

In the second quarter, revenue growth was driven by strong yield and volume growth in the Company’s collection and disposal business, which contributed $135 million of incremental revenue.  This was partially offset by a decline in revenue from the Company’s recycling line of business, which fell by $85 million on a year-over-year basis in the second quarter of 2018.

•	Core price, which consists of price increases net of rollbacks and fees, excluding the Company’s fuel surcharge, was 5.3%, compared to 4.7% in the second quarter of 2017.(d)
•	Internal revenue growth from yield for collection and disposal operations was 2.3% for the second quarter of 2018 versus 1.9% in the second quarter of 2017.
•

Traditional solid waste internal revenue growth from volume was 2.3% in the second quarter of 2018.  Total Company internal revenue growth from volume, which includes our recycling and other ancillary businesses, was 1.8% in the second quarter.

Recycling

•

Average recycling commodity prices at the Company’s facilities were approximately 43% lower in the second quarter of 2018 compared to the prior year period.  Results for the Company’s recycling line of business declined by $0.07 per diluted share when compared to the second quarter of 2017.  The full-year impact from recycling is now expected to be a negative $0.17 to $0.20 per diluted share.

Cost Management & Profitability

•	As a percentage of revenue, total Company operating expenses were 61.9% in the second quarter of 2018 compared to 62.3% in the second quarter of 2017.
•

As a percentage of revenue, SG&A expenses were 9.8% in the second quarter of 2018 compared to 9.6% in the second quarter of 2017. Current quarter SG&A costs include $9 million of expense related to litigation accruals, which increased SG&A as a percentage of revenue by 30 basis points and decreased earnings by $0.02 per diluted share.

•

Operating EBITDA was $1.10 billion for the second quarter.  Adjusted Operating EBITDA was $1.06 billion for the second quarter of 2018, an increase of $32 million, or 3.1%, from the second quarter of 2017.

•	Operating EBITDA in the Company’s traditional solid waste business increased 6.9%.

Free Cash Flow & Capital Allocation

•	Net cash provided by operating activities was $975 million in the second quarter of 2018, an increase of $162 million, or 19.9%, when compared to the second quarter of 2017.
•

Capital expenditures were $436 million in the second quarter of 2018, a $137 million increase from the second quarter of 2017, due to acceleration and disciplined execution of the Company’s fleet strategy as well as investment in the Company’s landfills.

•	Free cash flow was $621 million in the second quarter of 2018, an increase of $101 million, or 19.4%, when compared to the second quarter of 2017.
•	The Company paid $200 million in dividends to shareholders and spent $300 million to repurchase shares in the second quarter of 2018.
•	The Company spent $21 million on acquisitions of traditional solid waste businesses during the second quarter of 2018.

Taxes

•

The Company’s effective tax rate for the second quarter of 2018 was approximately 18.1%.  Adjusting for items excluded from the Company’s as-adjusted results, the tax rate was 23.2%. Favorable tax planning lowered taxes by $7 million in the second quarter of 2018, providing a $0.02 per diluted share benefit over 2017. The Company now expects its 2018 full-year adjusted tax rate to be approximately 24%.(b)

Fish concluded, “Our solid waste business outperformed even our own high expectations.   This gives us confidence to raise our full-year adjusted earnings per diluted share guidance.  At the halfway mark for the year, we are also well on our way to meeting or exceeding all of our other operating and financial goals for the year.”

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)

Adjusted earnings per diluted share, adjusted net income, adjusted operating EBITDA, adjusted tax rate, and free cash flow are non-GAAP measures. Please see “Non-GAAP Financial Measures” below and the reconciliations in the accompanying schedules for more information.

(c)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(d)

Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies.  Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the second quarter results.  Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call.  If you are calling from outside of the United States or Canada, please dial (706) 643-7398.  Please utilize conference ID number 2373399 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1p.m. (Eastern) today through 5p.m. (Eastern), on Wednesday, Aug. 15, 2018. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 2373399.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

FORWARD-LOOKING STATEMENTS

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2018 earnings per diluted share; 2018 free cash flow; 2018 operating EBITDA; 2018 tax rate; future performance of the solid waste business, including operating goals and future performance of the recycling lines of business, including impact to earnings per share.  You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; international trade restrictions; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings.  Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business.  The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

NON-GAAP FINANCIAL MEASURES

To supplement its financial information, the Company, in some instances, has presented adjusted earnings per diluted share, adjusted net income, adjusted operating EBITDA, adjusted tax rate and free cash flow, and has also presented projections of adjusted earnings per diluted share, adjusted operating EBITDA, adjusted tax rate and free cash flow; these are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business.

The Company’s projected full year 2018 earnings per diluted share, operating EBITDA and tax rate are anticipated to exclude the effects of events or circumstances in 2018 that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full-year earnings per diluted share, operating EBITDA or tax rate to the comparable GAAP measures.

The Company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share, operating EBITDA and tax rate. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Operating revenues	$3,739	$3,677	$7,250	$7,117

Costs and expenses:
Operating	2,313	2,290	4,497	4,456
Selling, general and administrative	365	353	738	743
Depreciation and amortization	384	356	731	684
Restructuring	1	1	3	2
(Gain) loss from divestitures, asset impairments and unusual items, net	(39)	4	(42)	1
	3,024	3,004	5,927	5,886
Income from operations	715	673	1,323	1,231

Other income (expense):
Interest expense, net	(93)	(90)	(184)	(182)
Equity in net losses of unconsolidated entities	(13)	(13)	(20)	(45)
Other, net	-	-	1	-
	(106)	(103)	(203)	(227)

Income before income taxes	609	570	1,120	1,004
Income tax expense	110	209	226	346
Consolidated net income	499	361	894	658
Less: Net loss attributable to noncontrolling interests	-	(1)	(1)	(2)
Net income attributable to Waste Management, Inc.	$499	$362	$895	$660

Basic earnings per common share	$1.16	$0.82	$2.07	$1.49

Diluted earnings per common share	$1.15	$0.81	$2.06	$1.49

Basic common shares outstanding	429.9	441.9	431.6	441.6

Diluted common shares outstanding	432.3	444.4	434.1	444.4

Cash dividends declared per common share	$0.465	$0.425	$0.93	$0.85

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

(Unaudited)

	June 30,	December 31,
	2018	2017

Assets

Current assets:
Cash and cash equivalents	$47	$22
Receivables, net	2,189	2,374
Other	235	228
Total current assets	2,471	2,624

Property and equipment, net	11,625	11,559
Goodwill	6,346	6,247
Other intangible assets, net	553	547
Other assets	1,019	852
Total assets	$22,014	$21,829

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,477	$2,523
Current portion of long-term debt	828	739
Total current liabilities	3,305	3,262

Long-term debt, less current portion	8,968	8,752
Other liabilities	3,685	3,773
Total liabilities	15,958	15,787

Equity:
Waste Management, Inc. stockholders’ equity	6,054	6,019
Noncontrolling interests	2	23
Total equity	6,056	6,042
Total liabilities and equity	$22,014	$21,829

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Consolidated net income	$894	$658
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	731	684
Other	57	158
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	102	35
Net cash provided by operating activities	1,784	1,535

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(263)	(49)
Capital expenditures	(836)	(631)
Proceeds from divestitures of businesses and other assets (net of cash divested)	96	13
Other, net	(7)	(6)
Net cash used in investing activities	(1,010)	(673)

Cash flows from financing activities:
New borrowings	83	86
Debt repayments	(196)	(627)
Net commercial paper borrowings	443	253
Common stock repurchase program	(550)	(250)
Cash dividends	(406)	(381)
Exercise of common stock options	33	86
Tax payments associated with equity-based compensation transactions	(28)	(47)
Other, net	(26)	21
Net cash used in financing activities	(647)	(859)

Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(1)	-

Increase in cash, cash equivalents and restricted cash and cash equivalents	126	3

Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	293	94

Cash, cash equivalents and restricted cash and cash equivalents at end of period	$419	$97

Prior year information has been revised to reflect the adoption of Accounting Standards Update (ASU) 2016-15 and ASU 2016-18 and conform to our current year presentation.

Waste Management, Inc.

Revenue Data

(In Millions)

(Unaudited)

Operating Revenues by Lines of Business

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Collection
Commercial	$986	$917	$1,941	$1,828
Residential	632	632	1,246	1,253
Industrial	708	654	1,345	1,257
Other	115	123	216	223
Total Collection	2,441	2,326	4,748	4,561
Landfill	915	864	1,720	1,603
Transfer	437	414	812	780
Recycling	305	375	617	747
Other	439	437	866	837
Intercompany (a)	(798)	(739)	(1,513)	(1,411)
Total	$3,739	$3,677	$7,250	$7,117

Internal Revenue Growth

	Period-to-Period Change for the				Period-to-Period Change for the
	Three Months Ended June 30, 2018 vs. 2017				Six Months Ended June 30, 2018 vs. 2017
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business (b)	Amount	Company (c)	Amount	Business (b)	Amount	Company (c)
Collection and disposal	$72	2.3%			$140	2.3%
Recycling commodities	(88)	(23.4%)			(161)	(21.6%)
Fuel surcharges and mandated fees	32	24.1%			56	22.3%
Total average yield (d)			$16	0.4%			$35	0.5%
Volume			66	1.8%			154	2.2%
Internal revenue growth			82	2.2%			189	2.7%
Acquisitions			61	1.7%			89	1.2%
Divestitures			(29)	(0.8%)			(38)	(0.5%)
Foreign currency translation and other			(52)	(1.4%)			(107)	(1.5%)
Total			$62	1.7%			$133	1.9%

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)

Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)

Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

Waste Management, Inc.

Summary Data Sheet

(In Millions)

(Unaudited)

Free Cash Flow Analysis (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net cash provided by operating activities (b)	$975	$813	$1,784	$1,535
Capital expenditures	(436)	(299)	(836)	(631)
Proceeds from divestitures of businesses and other assets (net of cash divested)	82	6	96	13
Free cash flow	$621	$520	$1,044	$917

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Supplemental Data

Internalization of waste, based on disposal costs	68.5%	66.3%	67.2%	66.0%

Total landfill disposal volumes (tons in millions)	29.7	29.0	55.9	54.3

Acquisition Summary (c)

Gross annualized revenue acquired	10	34	202	41

Total consideration	17	48	266	58

Cash paid for acquisitions consumated during the period	15	41	256	47

Cash paid for acquisitions including contingent consideration and other items from prior periods	21	42	269	51

Amortization, Accretion and Other Expenses for
Landfills Included in Operating Groups:	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Landfill amortization expense
Cost basis of landfill assets	$112.6	$104.4	$212.3	$193.9
Asset retirement costs	32.4	32.8	51.9	56.6
Total landfill amortization expense	145.0	137.2	264.2	250.5
Accretion and other related expense	20.1	19.5	39.8	38.8
Landfill amortization, accretion and other related expense	$165.1	$156.7	$304.0	$289.3

(a)         The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(b)        Prior year information has been revised to reflect the adoption of ASU 2016-18 and conform to our current year presentation.

(c)          Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30, 2018

	Income from Operations	Pre-tax Income	Tax Expense		Net Income	Per Share Amount
As reported amounts	$715	$609	$110		$499	$1.15
Adjustments:
Benefit primarily related to the gain on divestiture of an ancillary business	(38)	(38)	(10)		(28)	(0.07)
Tax benefit related to income tax audit settlements	-	-	33		(33)	(0.07)
As adjusted amounts	$677	$571	$133	(a)	$438	$1.01
Depreciation and amortization	384
Adjusted operating EBITDA	$1,061

2018 Projected Free Cash Flow Reconciliation (b)
	Scenario 1	Scenario 2
Net cash provided by operating activities	$3,500	$3,600
Capital expenditures	(1,650)	(1,700)
Proceeds from divestitures of businesses and other assets (net of cash divested)	100	150
Free Cash Flow	$1,950	$2,050

(a)          The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The adjusted effective tax rate for the second quarter of 2018 is 23.2%.

(b)         The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2018. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.